EXHIBIT 10.13

REDUCTION AGREEMENT

REDUCTION AGREEMENT, dated as of February 20, 2001 (the "Agreement") by and between FRONT PORCH DIGITAL INC., a Nevada corporation having an address at 1810 Chapel Avenue West, Suite 130, Cherry Hill, New Jersey 08002 ("FPDI"), and EQUITY PIER LLC, a Colorado limited liability company having an address at 1140 Pearl Street, Boulder, Colorado 80302 ("Equity Pier").

WHEREAS, pursuant to a Stock Purchase Agreement dated as of August 1, 2000 between FPDI and Equity Pier (the "Stock Purchase Agreement"), Equity Pier purchased from FPDI 4,756,907 shares (the "Shares") of common stock of FPDI, par value $.001 per share (the "Common Stock"), of which 964,362 Shares were issued for consulting services previously performed and the remaining 3,792,545 Shares were issued in consideration of $3,792.55 in cash and a promissory note dated August 1, 2000 of Equity Pier in the principal amount of $7,581,297.45 (the "Promissory Note"); and

WHEREAS, to secure the obligations of Equity Pier under the Promissory Note, Equity Pier has granted to FPDI a security interest in 3,792,545 shares of Common Stock pursuant to the terms of a Pledge Agreement dated as of August 1, 2000 (the "Pledge Agreement") between Equity Pier and FPDI; and

WHEREAS, FPDI has retained American Express Tax and Business Services to, among other things, perform an independent valuation of the Common Stock purchased by Equity Pier under the Purchase Agreement, and American Express Tax and Business Services has determined the value of the Common Stock to be $1.20 per share; and

WHEREAS, as a result of such valuation, the parties have determined that it is in their best interest to restructure their respective obligations under the Stock Purchase Agreement and the Promissory Note on the terms and in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained herein, the parties agree as follows:

1. Repricing of Acquired Shares.

(a) The purchase price for the Shares acquired by Equity Pier under the Stock Purchase Agreement shall be reduced from $2.00 per share to $1.20 per Share. As a result of such repricing, with respect to the Shares acquired by Equity Pier under the Stock Purchase Agreement:

(i) 964,362 Shares, representing Common Stock of FPDI received by Equity Pier for consulting services provided to FPDI prior to August 1, 2000, shall be deemed issued in respect of such consulting services and are acknowledged by the parties to have a revised value of $1,157,234, which revised value the parties agree to use when reporting the issuance of these shares;

(ii) 3,792,545 Shares shall be issued to Equity Pier in consideration of a promissory note of Equity Pier dated as of August 1, 2000 in the form of Exhibit A hereto in the principal amount of $4,551,054.20 (the "Replacement Note").

(b) FPDI hereby acknowledges payment under the Replacement note of (i) $412,377.14 paid by Equity Pier to FPDI on November 13, 2000, and (ii) $145,249.20 paid by Equity Pier to FPDI, effective as of August 1, 2000, as a result of Equity Pier returning 121,041 Shares to FPDI on November 13, 2000.

(c) Upon execution and delivery to FPDI of the Replacement Note, FPDI shall cancel and return to Equity Pier the Promissory Note and the shares of Common Stock pledged under the Pledge Agreement, and the Pledge Agreement and the obligations of the parties thereunder shall be terminated.

2. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understanding, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including, but not limited to, the Stock Purchase Agreement.

3. Non-Waiver. The failure of any party to insist on performance of any term, covenant or condition hereunder or to exercise any right or privilege conferred in this Agreement in any one or more instances shall not be a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred, nor shall the same be construed as a novation of this Agreement. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

4. Amendment. No change, modification or amendment of this Agreement shall be valid or binding on the parties except pursuant to a written instrument executed and delivered by each party hereto.

5. Benefit and Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any third party any right, remedy, obligation or liability under or by reason of this Agreement.

6. Severability. If any provision of this Agreement or the application thereof shall be invalid, illegal or unenforceable, such provision shall be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remainder of this Agreement shall not be affected or impaired thereby. Further, the parties will agree to legally enforceable provisions to replace any term, provision or covenant determined to be invalid, illegal or unenforceable so as to put the parties, as nearly as possible, in the same position that they would have been had such provision not been held invalid, illegal or unenforceable.

7. Headings. Any heading or title contained in this Agreement is inserted only as a matter of convenience and for reference, and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provision hereof.

8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard for conflict of law principles).

9. Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

10. Joint Preparation. This Agreement shall be deemed to have been jointly prepared by FPDI and Equity Pier, and no ambiguity herein shall be construed against any party hereto based upon the identity of the author of this Agreement or any portion hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

Front Porch Digital Inc.

By: /s/ Timothy Petry

Name: Timothy Petry

Title: Chief Financial Officer

Equity Pier LLC

By: /s/ Karl Reed Guest

Name: Karl Reed Guest

Title: Manager/Member

EQUITY PIER LLC

PROMISSORY NOTE

August 1, 2000 $4,551,054.20

FOR VALUE RECEIVED, Equity Pier LLC, a Colorado limited liability company (the "Payor"), hereby promises to pay to FRONT PORCH DIGITAL INC., a Nevada corporation with an address at 1810 Chapel Avenue West, Suite 130, Cherry Hill, New Jersey 08002 (the "Payee"), or its assigns, in lawful money of the United States, the principal amount of Four Million Five Hundred Fifty One Thousand Fifty Four dollars and twenty cents ($4,551,054.20), together with all interest accrued thereon calculated from the date hereof in accordance with the provisions of Section 1 hereof. This Note replaces that certain promissory Note of Payor dated August 1, 2000 in the principal amount of $7,581,297.45.

1. Accrual of Interest. Interest will accrue on the unpaid principal amount of this Note from and after the date hereof on a daily basis at the rate per annum equal to 6.33%.

2. Maturity Date.

(a) The unpaid principal balance of this Note (together with interest accrued thereon) shall become due and payable on February 1, 2004 (the "Maturity Date"). Principal and interest shall be payable on each November 1, February 1, May 1 and August 1, commencing May 1, 2001, in twelve (12) equal installments of $607,977.75, with all remaining unpaid principal and interest due and payable on the Maturity Date.

(b) This Note shall be redeemable by the Payor at any time following the date hereof at a redemption price equal to one hundred percent (100%) of the unpaid principal amount hereof, plus all accrued and unpaid interest.

3. Events of Default.

(a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

(i) Payor fails to pay when due any amount (whether interest, principal or other amount) then due or payable on this Note on the date due or to perform or observe any other provision contained in this Note and in either case such failure continues unremedied for a period of ten (10) days after the Payee notifies Payor of such breach; or

(ii) Payor makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Payor bankrupt or insolvent; or any order for relief with respect to Payor is entered under the Bankruptcy Code of 1978, as amended; or Payor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Payor.

(b) Consequences of Events of Default.

(i) If any Event of Default (other than the type described in Section 3(a)(ii) hereof has occurred, the Payee may demand (by written notice delivered to Payor) immediate payment of all or any portion of the outstanding principal amount of this Note, together with any and all accrued interest thereon, which amount shall become due and payable upon such demand. If an Event of Default of the type described in Section 3(a)(ii) has occurred, then all of the outstanding principal amount of this Note together with any and all accrued interest thereon shall automatically be immediately due and payable without any action on the part of the Payee.

(ii) Payee shall also have any other rights which such holder may have been afforded under this Note at any time and under the Pledge Agreement (as defined below) and any other rights which such holder may have pursuant to applicable law.

4. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may not be amended and Payor may not take any action prohibited herein, or omit to perform any act required to be performed by it herein, unless Payor has obtained the prior written consent of the holder of this Note.

5. Cancellation. After all obligations for the payment of money arising under this Note have been paid in full, this Note will be surrendered to Payor for cancellation.

Set-Off Rights. In the event either party shall be thirty (30) days or more past due in paying any amount (the "Past Due Amount") it owes the other party, pursuant to this or any other agreement or obligation between the parties, the party to whom the Past Due Amount is owed shall have the right to offset such Past Due Amount against any payment due from it, pursuant to this Agreement or any other agreement or obligation, to the party owing the Past Due Amount.

7. Notices; Place of Payment. Any notice hereunder shall be in writing and shall be delivered by recognized courier, facsimile or certified mail, return receipt requested, and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered or facsimiled to such party at its address set forth below (or at such other address as such party shall specify in writing):

If to Payor: Equity Pier LLC

1140 Pearl Street

Boulder, Colorado 80302

Attention: Thomas P. Sweeney III

If to Payee: Front Porch Digital Inc.

1810 Chapel Avenue West

Suite 130

Cherry Hill, NJ 08002

Attention: Chief Executive Officer

All payments to be made under this Note are to be delivered to the holder at such address or to the attention of such person as the holder may designate by prior written notice to Payor. At the request of the holder of this Note, all payments shall be made by check or by wire transfer of immediately available funds to an account which the holder may designate from time to time.

8. Waiver of Presentment, Demand, Dishonor.

(a) Payor hereby waives presentment for payment, protest, demand, notice of protest and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided or allowed under the Bankruptcy Code against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

(b) No failure on the part of any holder of this Note to exercise any right or remedy hereunder with respect to Payor, whether before or after the happening of an Event of Default, shall constitute waiver of any such Event of Default or of any other Event of Default by such holder or on behalf of any other holder. No failure to accelerate the debt of Payor evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right any holder of this Note may have, whether by the laws of the state governing this Note, by agreement or otherwise, and Payor hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

9. Governing Law. The validity, construction and interpretation of this Note shall be governed by and construed in accordance with the internal laws of the State of New York.

10. Transfer; Assignment. This Note may not be negotiated, assigned or transferred by Payor at any time, except with Payee's prior written consent.

11. Entire Agreement. This Promissory Note contains the entire agreement of the parties and supersedes all other agreements, understandings and representations, oral or otherwise, between the parties with respect to the matters contained herein. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators, fiduciaries, next of kin and executors. Section headings used herein are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, Payor has executed and delivered this Promissory Note on the date first written above.

Equity Pier LLC

By: /s/Karl Reed Guest

Name: Karl Reed Guest

Title: Manager/Member